Contact:

Lisa M. Wilson

Senior Vice President, Investor Relations

(212) 759-3929

Robert J. Schenk

Vice President, Corporate Marketing and Communications

(314) 725-4477

FOR IMMEDIATE RELEASE

CENTENE PROVIDES ADDITIONAL INFORMATION AND FINANCIAL CLARIFICATION TO STATE OF KANSAS NOTIFICATION

ST. LOUIS, MISSOURI (August 28, 2006) -- Centene Corporation (NYSE: CNC) today clarified financial information provided in its press release dated August 25th, 2006. In that press release, the Company indicated that FirstGuard, which includes both its Kansas and Missouri plans, accounted for $240 million of Centene's 2005 revenue. The 2005 revenue contributed by FirstGuard Health Plan Kansas, Inc. (FG-Kansas) alone was $183 million. For the first 6 months of 2006, FG-Kansas contributed $111 million to revenue and had 117,100 members. In 2005, FG-Kansas operated at an approximate 7% pre-tax margin. For the first 6 months of 2006, FG-Kansas reported a 3.5% pre-tax margin and the Company is estimating a 5-6% pre-tax margin for the full year 2006, including the effect of the Kansas rate increase of 4.9% effective July 1, 2006.

Centene believes that it was responsive to the state's request for proposal (RFP) and currently intends to file an appeal to the state's decision within the required 14-day notice period. The Company further indicated that it is currently reviewing the criteria required by the State of Kansas for their RFP and working to determine which factor or factors may have affected its bid.

Furthermore, as a result of these events, Centene will conduct a test for recoverability of the assets of FG-Kansas including goodwill and intangible assets and expects that, absent a successful appeal, a material non-cash impairment charge will be recorded to its 2006 consolidated statement of earnings for the year ended December 31, 2006.  As of June 30, 2006 FirstGuard, which includes the Kansas and Missouri FirstGuard entities, had goodwill and net intangible assets of approximately $91 million.

Michael F. Neidorff, Chairman and Chief Executive Officer, stated, "We are currently evaluating the total situation and will provide additional details as they become available. As always, we will endeavor to give as much transparency as possible."

About Centene Corporation

Centene Corporation provides multi-line managed care programs and related services to individuals receiving benefits under Medicaid, including Supplemental Security Income (SSI), and the State Children's Health Insurance Program (SCHIP). The Company operates health plans in Georgia, Indiana, Kansas, Missouri, New Jersey, Ohio, Texas and Wisconsin. In addition, the Company contracts with other healthcare organizations to provide specialty services, including behavioral health, disease management, nurse triage, pharmacy benefit management and treatment compliance. Information regarding Centene is available via the Internet at www.centene.com.

About FirstGuard Health Plan Kansas, Inc.

FirstGuard Health Plan Kansas, Inc. has had a contract with the State of Kansas since 1999. Throughout this time the organization has demonstrated a strong commitment to improving the health outcomes for members, partnership with providers and operational excellence. Examples include the Community Health Record pilot project, passage and implementation of the hospital assessment with increased provider reimbursement and quality improvement projects specific to asthma, low birthweight babies and childhood obesity.